January 2, 2008
Henry H. Gerkens
13410 Sutton Park Drive South
Jacksonville, Florida 32224
Dear Henry:
     On behalf of Landstar System, Inc. (the “Company”) and the Board of Directors, we are pleased to extend the term of your employment as Chief Executive Officer of the Company as set forth herein.
     As you know, on April 27, 2004, you and the Company entered into an employment letter in connection with your appointment as Chief Executive Officer of the Company. To reflect the change in your rate of base salary and to make other changes thereto that the parties deemed appropriate, including the addition of certain restrictive covenants for the benefit of the Company, the parties amended and restated that letter, as of June 8, 2007, to specify the terms under which you were to continue to serve as Chief Executive Officer. In light of the continued contributions we expect you to make to the Company, we are again amending and restating your letter agreement as set forth below. For the avoidance of doubt, you shall continue to be compensated on the same terms and conditions as are currently applicable to you, including with respect to your Participant Percentage Participation under the Company’s Executive Incentive Compensation Plan (the “EICP”), which will continue to be 100%.
     You shall be granted a special award of 500,000 options under the Company’s 2002 Employee Stock Option Plan (the “Option Plan”) consisting of (i) 400,000 options that shall be granted to you on January 2, 2008 (the “Initial Option Grant”) and (ii) 100,000 options that shall be granted to you on January 2, 2009 (the “Second Option Grant”). Each option shall have an exercise price equal to the Fair Market Value (as defined in the Option Plan) of the Company’s Common Stock on the date of grant. The Initial Option Grant shall vest, subject to your continuous employment with the Company through the applicable vesting date, as follows: 133,333 options shall vest on January 2, 2011, 133,333 options shall vest on January 2, 2012 and 133,334 options shall vest on January 2, 2013. The Second Option Grant shall vest, subject to your continuous employment with the Company through the applicable vesting date, as follows: 33,333 options shall vest on January 2, 2011, 33,333 options shall vest on January 2, 2012 and 33,334 options shall vest on January 2, 2013. Notwithstanding anything in the Option Plan or the foregoing to the contrary, all of the options shall become immediately vested and exercisable in the event that (i) the Company appoints someone other than yourself as the Chief Executive Officer at a time when you are employed by the Company, (ii) you resign your employment for Good Reason (as defined below), or (iii) your employment is terminated by the Company for any reason other than for Cause (as defined in your Key Executive Employment Protection Agreement (“KEEPA”)). Except as expressly provided above, your options shall be subject to the terms and conditions of the Option Plan. For the purposes of this employment letter, “Good Reason” means as defined in clauses (i) and (ii) in the definition of such term in the KEEPA; provided such events result in a material negative change to you in your employment relationship with the Company; provided further that it is acknowledged and agreed that you shall not be deemed to have Good Reason to terminate your employment as a result of your not receiving any additional equity compensation grants).
     As Chief Executive Officer, you will have all of the duties and obligations generally associated with that position at the Company. You serve as the Chief Executive Officer at the pleasure of the Board and as a member of the Board at the discretion of our stockholders.
     Notwithstanding the foregoing, if the Company terminates your employment for any reason other than Cause or Disability (as such terms are defined in the KEEPA) or you voluntarily terminate your employment for Good Reason at any time prior to January 2, 2013 and your rights to receive severance are not governed by the KEEPA (that is, generally prior to the occurrence of Change of Control, as defined in the KEEPA), then the Company shall pay you a lump sum severance benefit (the “Severance Benefit”) equal to two times the sum of (i) your annual base salary (as in effect on the date hereof, or as it may hereafter be increased) and (ii) the amount that would be payable to you as an annual bonus for the applicable period based on your stated Participant Percentage Participation in the EICP, within ten (10) business days of the date of your termination of employment (or, if later, the date upon which you deliver any release required under this agreement). In addition, you shall be entitled to receive any vested amounts or benefits owing to you under the Company’s otherwise applicable employee benefit plans and programs (including any equity compensation plan), and all options granted to you in connection with your appointment as Chief Executive Officer pursuant to the April 27, 2004 letter agreement which have not previously vested in accordance with their terms shall become fully vested and exercisable.
     If you receive the Severance Benefit, you and, to the extent applicable, your dependents shall be entitled, after the date of your termination and until the earlier of (x) the second anniversary of such date or (y) the date you become eligible for comparable benefits under a similar plan, policy or program of a subsequent employer, to continue participation in all of the Company’s employee and executive welfare benefit plans (the “Benefit Plans”) in which you participated immediately prior to the date of your termination; provided that medical benefits and Taxable Other Benefits (as defined below) are provided subject to the additional provisions set forth below. Any continuation of medical benefits under a self-insured medical reimbursement plan shall continue solely for the period during which you are entitled to purchase continued coverage under such plan (“COBRA Coverage”)in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended, and Section 601 et. Seq. of the Employee Retirement Income Security Act of 1974, as amended. If your eligibility for COBRA Coverage ends due to the expiration of the 18 month period during which such COBRA Coverage is available, the Company shall continue to provide you and your eligible dependents medical benefits monthly thereafter for a period of six additional months. Your continued participation in the Benefit Plans (including the medical plan) will be on the same terms and conditions that would have applied had you continued to be an employee of the Company; provided, however, that to the extent that the benefits provided under any such Benefit Plan are not medical benefits and the provision of such benefits would not be exempt from Federal income taxation (the “Taxable Other Benefits”), you will reimburse the Company for the full cost of such Taxable Other Benefits for the first six months following your termination of employment (unless and solely to the extent you elect, within ten business days of the date of your termination, to forego receipt of such Taxable Other Benefits under this letter agreement). To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall either provide an insurance policy or policies providing all or part of such benefits, and to the extent of any portion of the benefits not covered by any such policies, shall provide you the remaining benefits coverage under another plan or from the Company’s general assets.
     In the event that your employment with the Company terminates due to your death or Disability, or under circumstances that entitle you to receive the Severance Benefit, you shall also receive for the year of termination a payment in respect of the EICP determined in accordance with the provisions of such EICP, but based on your base salary in effect at the date of your termination of employment, multiplied by a fraction, the numerator of which is the number of days in such year prior to and including the date of your termination and the denominator of which is the number of days in such year.
     You acknowledge that in the event that your employment is terminated under circumstances in which the Severance Benefit is payable and you receive all of the compensation and other benefits provided for in the two immediately preceding paragraphs in respect of any termination of your employment with the Company, you will not assert any claims against the Company with respect to such termination and that, except as expressly provided below, the payments and benefits paid to you pursuant to this letter will be in full satisfaction of any and all claims you may have against the Company with respect to such termination. You agree that, if requested by the Company within ten (10) business days of your termination of employment, you shall provide the Company with a formal written release of any such claims, in such form as shall be reasonably requested by the Company, consistent with its past practices, and that, if so requested, you shall deliver such release to the Company within forty-five (45) calendar days of the date of your termination of employment.
     In the event the Company appoints someone other than yourself as the Chief Executive Officer of the Company prior to January 2, 2013 at a time when you are employed by the Company, or in the event that your service as Chief Executive Officer ends on or after January 2, 2013 for any reason other than (i) your death, (ii) a termination by the Company for Cause or (iii) a termination as a result of which you are entitled to receive the Severance Benefit or the severance benefits under the KEEPA, then, during the two-year period following your termination of service as Chief Executive Officer, unless the parties shall otherwise agree in writing, you shall provide the Company consulting and other advisory services consistent with your training and experience and your prior position with the Company as and when reasonably requested by the Board of Directors or the then current Chief Executive Officer of the Company. Such services shall not require you to devote, in any 12-month period, more than 20% of the average time that you had devoted to your duties as Chief Executive Officer during the 36 months immediately prior to your termination of employment. In requesting any such services, the Company shall use its commercially reasonable best efforts not to interfere with any of your other business commitments. Unless the context otherwise requires, you shall determine the time and place at which you perform any such services. For your availability to consult with the Company, and in consideration of any services you are called on to perform, the Company shall pay you at the rate of $150,000 per annum in quarterly installments, in advance, except that the installments payable for the first six months following your termination of employment shall be paid six months following the date your employment terminates. During the period that you are available to provide consulting services, you and, to the extent applicable, your dependents shall be entitled to continue participation in the Benefit Plans; provided that medical benefits and Taxable Other Benefits (as defined below) are provided subject to the additional provisions set forth below. Any continuation of medical benefits under a self-insured medical reimbursement plan shall continue solely for the period during which you are eligible for COBRA Coverage. If your eligibility for COBRA Coverage ends due to the expiration of the 18 month period during which such COBRA Coverage is available, the Company shall continue to provide you and your eligible dependents medical benefits monthly thereafter for a period of six additional months. Your continued participation in the Benefit Plans will be on the same terms and conditions that would have applied had you continued to be an employee of the Company; provided, however, that to the extent that the benefits provided under any such Benefit Plan are Taxable Other Benefits, you will reimburse the Company for the full cost of such Taxable Other Benefits for the first six months following your termination of employment (unless and solely to the extent you elect, within ten business days of the date of your termination, to forego receipt of such Taxable Other Benefits under this letter agreement). To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall either provide an insurance policy or policies providing all or part of such benefits, and to the extent of any portion of the benefits not covered by any such policies, shall provide you the remaining benefits coverage under another plan or from the Company’s general assets.
     You agree that during the period of your employment with the Company, you shall provide your services exclusively for the benefit of the Company, except that you may serve on the board of directors of other companies or on the board or other governing body of charitable or community organizations with the approval of the Board, which approval shall not be unreasonably withheld. For a period of two years following the termination of your employment with the Company for any reason, you shall not (i) provide any services, in any capacity whatsoever (including, but not limited to, as an officer, employee, director, partner, principal, consultant, advisor or member) to any business enterprise that is in direct competition with the business of the Company anywhere in the United States or (ii) solicit or hire, or otherwise engage the services of, or assist any third party in soliciting, hiring or engaging the services of any person who is, or at any time during the preceding 90 day period was, an employee of the Company or an independent contractor providing services to the Company. You agree and acknowledge that by reason of your knowledge of the Company’s business, including your possession of and access to valuable confidential business information, regardless of whether or not trade secrets, and your relationships with the Company’s customers, clients, employees and other service providers, the Company has a legitimate business interest to protect in respect of its good will, confidential information and relationships with customers, employees and independent contractors and that the foregoing covenants are necessary to protect such interest, and are reasonable in both their geographic and temporal scope.
     For the avoidance of doubt, at any time that the rights and protections provided to you under the KEEPA are in effect, the Severance Benefits payable to you hereunder shall not be applicable and you shall be entitled to receive the full benefit and protection afforded to you under the terms of the KEEPA.
[signature page to follow]

     Please confirm your acceptance of this amended and restated letter agreement by signing where indicated below.

Sincerely,

/s/ Diana M. Murphy

Diana M. Murphy, Chair
Compensation Committee of the Board of Directors of Landstar System, Inc.

Agreed and Accepted:

/s/ Henry H. Gerkens Henry H. Gerkens
Date: January 2, 2008

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